Exhibit 99.1

Houston Wire & Cable Company Elects David Nierenberg to its Board of Directors, Makes Other Governance Changes

HOUSTON, March 11, 2020 -- Houston Wire & Cable Company (NASDAQ: HWCC) announced that David Nierenberg has been elected to its Board of Directors, effective March 16, 2020. Mr. Nierenberg is Founder and President of Nierenberg Investment Management Company, Inc. (NIMCO), which manages the D3 Family Funds. The Board of Directors has also appointed Damon Benedict, a partner at NIMCO, as a board observer effective as of the same date.

“The D3 Family Funds have been our largest shareholder for some time now,” said William H. Sheffield, Chairman of the Board. “We appreciate both their continuing support as a shareholder and the advice they have provided to the Board. The Board of Directors has concluded it is in the best interests of the corporation and its shareholders to take this relationship one step further.”

Mr. Nierenberg, 66, will become a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Nierenberg is also a member of the board of the Washington State Investment Board, Flotek Industries, Inc. (NYSE: FTK), Riverview Bancorp (NYSE: RVSB), Rosetta Stone (NYSE: RST) and The National WWII Museum, and he chairs the board of the Ira Millstein Center for Global Markets and Corporate Ownership at Columbia Law School. Mr. Nierenberg is a graduate of Yale University and Yale Law School.

In conjunction with Mr. Nierenberg’s election, the board will be expanded to eight directors. For the May 5 Annual Meeting of Stockholders, the Board of Directors has nominated for election Mr. Nierenberg and all incumbent directors, other than Robert L. Reymond, who will retire from the board at the Annual Meeting. Following the Annual Meeting, the board will return to its current size of seven directors.

Finally, to further align directors’ interests with other shareholders, the Board of Directors has determined that, effective with the Annual Meeting of Stockholders, all director compensation will be paid in equity. This change is subject to the stockholders approving additional shares for the 2017 Stock Plan at the Annual Meeting.

About the Company

With 44 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:

Kayla Draper

Investor Relations Coordinator & Assistant to the CEO

Direct: 713.609.2227

Fax: 713.609.2168

kdraper@houwire.com